Exhibit 99.1

             170 N. Radnor-Chester Road, Suite 300, Radnor, PA 19087          484-598-2400

For further information contact:

Company:	Lona Cornish
PolyMedix, Inc.
484-598-2340
lcornish@polymedix.com

Investors:	Erika Moran
emoran@investorrelationsgroup.com

Media:
Steven Melfi
smelfi@investorrelationsgroup.com
The Investor Relations Group 212-825-3210
PolyMedix Closes $4.25 Million Private Placement Financing
Financing Follows $15 Million Public Offering Completed in July 2008
Radnor, PA (September 24, 2008) — PolyMedix Inc. (OTC BB: PYMX, http://polymedix.com), an emerging biotechnology company developing acute care therapeutic drug products for infectious diseases and cardiovascular disorders, announced today that it has completed a $4.25 million private placement of preferred stock units. Each unit was priced at $7.00 and consisted of one share of PolyMedix convertible preferred stock and a five year warrant initially exercisable for one share of PolyMedix convertible preferred stock at $10.00 per share. Emerging Growth Equities Ltd. of King of Prussia, PA was the placement agent and Carter Securities, LLC. of New York acted as a selected dealer in the private placement.
Upon an increase to the number of authorized shares of common stock available for issuance, the convertible preferred stock will automatically convert to ten shares of common stock and each warrant will become exercisable for ten shares of common stock at an exercise price of $1.00 per share.
The funds raised in the private placement will be used to continue to the clinical development of the Company’s first two drug candidates, PMX-30063 antibiotic and PMX-60056 anticoagulant reversing agent, which we call a heptagonist. This financing brings the total equity raised by PolyMedix since the Company’s inception to $50 million in gross proceeds.
“We greatly appreciate the interest and support of the institutional and individual investors who participated in this placement,” commented Nicholas Landekic, President and
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PolyMedix Raises $4.25 Million in Private Placement Financing
September 24, 2008

Chief Executive Officer of PolyMedix. “In particular, we are flattered by the participation of both current and new PolyMedix stockholders who invested in this financing round, despite the current turbulent state of the capital markets, and resulted in an over-subscribed offering similar to what we experienced in our July public offering. We believe this interest speaks to the potential of our drug pipeline and the importance of the illnesses and diseases we are combating. We continue to press forward with the development of our compounds, which we believe offer innovative, life-saving therapies for serious infectious and cardiovascular diseases,” added Nicholas Landekic.
About PolyMedix, Inc.
PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drugs that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a completely different mechanism of action from current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. These compounds are being developed as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. For more information, please visit PolyMedix on its website at www.polymedix.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends” and similar expression. Among other things, there can be no assurance that PolyMedix’s compounds will enter or successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the Unites States or elsewhere. A more complete description of these risks, uncertainties and assumptions is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required by applicable law or regulation.